Exhibit 3.1

Number: BC1057156

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ARALEZ PHARMACEUTICALS INC. was incorporated under the Business Corporations Act on December 2, 2015 at 10:07 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On December 2, 2015

/s/ Carol Prest

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE